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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contacts:

Andrew R. Speaker                            David B. Merclean
President & CEO                              Senior Vice President & CFO
Mercer Insurance Group, Inc.                 Mercer Insurance Group, Inc.
(609) 737-0426                               (609) 737-0426


        MERCER INSURANCE GROUP, INC. ANNOUNCES REPURCHASE OF COMMON STOCK

Pennington, New Jersey, June 23, 2004 - Mercer Insurance Group, Inc. (NASDAQ:
MIGP) today announced that its board of directors has authorized the repurchase of up to 250,000 shares of its common stock.

The repurchases are authorized to be made from time to time in open market or privately negotiated transactions as, in management's sole opinion, market conditions warrant. The program will continue until June 16, 2005 or until 250,000 shares are repurchased, whichever occurs first, unless Mercer Insurance Group extends or expands the program. The repurchased shares will be held as treasury shares available for issuance in connection with Mercer Insurance Group's 2004 Stock Incentive Plan.

Mercer Insurance Group, Inc. is a holding company which, through its insurance subsidiaries, Mercer Insurance Company, Mercer Insurance Company of New Jersey and Franklin Insurance Company, offers commercial and personal lines of insurance to businesses and individuals in Pennsylvania and New Jersey. The Company was created as a result of the conversion of Mercer Mutual Insurance Company from the mutual to the stock form of ownership on December 15, 2003.

For additional information on Mercer Insurance Group and its insurance companies, please see our Internet web site at http://www.mercerins.com.

Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty that are, in many instances, beyond the company's control and have been made based upon management's expectations and beliefs concerning future developments and their potential effect on Mercer Insurance Group, Inc. There can be no assurance that future developments will be in accordance with management's expectations so that the effect of future developments on Mercer Insurance Group, Inc. will be those anticipated by management.